News:
For immediate release

AUTOZONE UPDATES COMMERCIAL PROGRAM COUNT

Memphis, Tenn.—(September 23, 2004)— AutoZone (NYSE:AZO), the nation’s leading auto parts retailer, announced, as of August 28, 2004, the Company had 2,209 Commercial programs. AutoZone had previously reported an incorrect 2,009 programs as of August 28, 2004.

About AutoZone:

As of August 28, 2004, the Company had 3,420 domestic stores and 63 stores in Mexico. AutoZone is the nation’s leading retailer of automotive parts and accessories. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com
Financial: Brian Campbell at 901 495-7005, brian.campbell@autozone.com

123 South Front Street, Memphis, TN 38103 Phone (901) 495-6500